UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): May 8, 2006

Commission file number: 1-9972

HOOPER HOLMES, INC.
(Exact name of Registrant as specified in its charter)

New York	22-1659359
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

170 Mt.Airy Road
Basking Ridge, NJ	07920
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (908) 766-5000

Not Applicable
(Former names or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Item 5.02(e) Compensatory Arrangements of Certain Officers

On May 8, 2006, the Compensation Committee of the Board of Directors of Hooper Holmes, Inc. adopted the 2006 Executive Annual Compensation Plan for purposes of establishing pay-for-performance incentives for management, supervisory personnel and other professional employees.

The plan specifies that participants in the plan are to include the Company’s Chief Executive Officer (CEO) and members of management who report directly to the CEO or the Chief Operating Officer (COO). However, certain plan participants, including the CEO, the Company’s Chief Financial Officer (CFO), Chief Marketing Officer and the Senior Vice President, Business Development, are not eligible to receive any incentive compensation under the plan since the terms of each of their employment agreements or offer letters - all of which were entered into in 2006 - provide for the payment of a guaranteed first year bonus.

The plan provides for payment of incentive compensation only upon the satisfaction of specified financial objectives.

•
For participants in the plan designated as corporate executives (including the COO), 100% of the annual incentive award opportunity is tied to the Company’s achievement of a specified target level of income before income tax, or IBIT - determined after funding the annual incentive awards. The specified level includes a +/- amount of $300,000 such that the target IBIT is actually a range of amounts. The target IBIT amount was established based on the Company’s internal budgeting.

•
For participants in the plan designated as business leaders (i.e., heads of Company divisions or business units), 67% of the annual incentive award opportunity is tied to the Company’s achievement of the specified IBIT range, with 33% being tied to the operating results of the division/business unit (specifically, revenue, IBIT and IBIT margin) for which the applicable business leader has responsibility. This weighting is intended to align the business leaders with their respective business units while maintaining a strong focus on overall corporate goals, strategy and performance.

•
For participants in corporate staff roles, 50% of the annual incentive award opportunity is tied to the Company’s achievement of the specified IBIT range, with the other 50% being based on the CEO’s assessment of the individual participant. However, funding the CEO assessment portion of the potential award is available only when the threshold Company IBIT is achieved.

The plan sets forth threshold, target and maximum annual incentive opportunities, each expressed as a percentage of the applicable participant’s base salary - with the percentages ranging from 6.3% to 100% of a participant’s base salary. The threshold award amounts are triggered by achieving 25% of the target financial objectives, while the maximum award amounts are triggered by achieving two times the target financial objectives. For all participants, the CEO can exercise discretion to adjust, over a range of -25% to +20%, the amount of the awarded incentive compensation based on the quality of the Company’s earnings and other relevant activities of the individual participant. The overall adjustments must reflect a zero sum approach.

If each of the plan participants were to receive the maximum annual incentive awards under the plan, the aggregate amount of the funded incentives would be $2.3 million. However, as of the date of filing this Current Report on Form 8-K, the Company expects that approximately $57,000 of incentive awards will be paid out under the plan.

  SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hooper Holmes, Inc.

Date: March 13, 2007    By: /s/ Michael Shea
Michael Shea
Senior Vice President,
Chief Financial Officer and Treasurer